                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )



Filed by the Registrant (   X  )
Filed by a Party other than the Registrant (    )

Check the appropriate box:
(    )      Preliminary Proxy Statement
(    )      Confidential, for Use of the Commission Only (as
            permitted by Rule 14a-6(e)(2))
( X  )      Definitive Proxy Statement
(    )      Definitive Additional Materials
(    )      Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                                   CDI CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement if
                other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
(  X )      No Fee Required
(    )      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            1) Title of each class of securities to which transaction applies:

            ---------------------------------------------------------------

            2)     Aggregate number of securities to which transaction applies:

            ---------------------------------------------------------------

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------------------------

            4)     Proposed maximum aggregate value of transaction:

            ---------------------------------------------------------------

            5)     Total fee paid:

            ---------------------------------------------------------------

(  )   Fee paid previously with preliminary materials.

(  )   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       ----------------------------------------------------

       2)  Form, Schedule or Registration Statement No.:

       ----------------------------------------------------

       3)  Filing Party:

       ----------------------------------------------------

       4)  Date Filed:

       ----------------------------------------------------

                         [CDI Corp. logo appears here]

                          1717 Arch Street, 35th Floor
                     Philadelphia, Pennsylvania 19103-2768

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 29, 1999

To Shareholders:

  The Annual Meeting of the Shareholders of CDI Corp. (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, will be held in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Thursday, April 29, 1999, at 10:00 A.M., for the following purposes:

  1. To elect nine directors of the Company to serve during the ensuing year or until their successors have been duly elected and qualified;

  2. To act upon a shareholder proposal recommending the sale of the Company's subsidiary, Todays Staffing, Inc.; and

  3. To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 10, 1999 are entitled to notice of and to vote at the Annual Meeting. If you do not expect to attend the meeting in person and desire to have the stock registered in your name represented and voted at the meeting, please fill in, sign, date and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote in person.

                                              By Order of the Board of Directors

                                                           /s/ Joseph R. Seiders

                                                    JOSEPH R. SEIDERS, Secretary


Dated: April 5, 1999
Philadelphia, Pennsylvania

                         [CDI Corp. logo appears here]

                         1717 Arch Street, 35th Floor
                     Philadelphia, Pennsylvania 19103-2768

                -----------------------------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1999

                -----------------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying Proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CDI Corp. (the "Company") to be used at the Annual Meeting of Shareholders to be held on Thursday, April 29, 1999 at 10:00 A.M. in the Trumbauer West Room on the 51st Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any and all adjournments or postponements of that meeting. The date of mailing of this Proxy Statement and the Proxy to the Company's shareholders is on or about April 5, 1999.

  The solicitation of proxies is being handled by the Company at its cost, principally through the use of the mails. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of the Company may communicate with shareholders, banks, brokerage firms or nominees by telephone or in person to request that proxies be furnished in time for the meeting. No solicitation is being made by specially engaged employees of the Company or paid solicitors.

  If the enclosed Proxy is executed and returned, it may, nevertheless, be revoked by giving written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof. The Proxy is in such a form that authority to vote for the election of all or any one of the directors can be withheld and that separate approval or disapproval can be indicated with respect to Proposal Two, which is identified in the Proxy and is set forth and commented upon in this Proxy Statement. The shares represented by the Proxy will be voted for the election of all of the directors unless authority to do so is withheld, and will be voted against Proposal Two unless a contrary choice is specified.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the year ended December 31, 1998 is being mailed to all shareholders together with this Proxy Statement. That report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

                                 VOTING RIGHTS

  There were outstanding and entitled to vote, as of March 10, 1999, 19,050,039 shares of the common stock, par value $.10 per share, of the Company ("CDI Stock"), the only class of stock of the Company now issued and outstanding. Shareholders are entitled to one vote for each share of CDI Stock held. The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum being present, proposals will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote thereon. Shares represented by proxies that reflect abstentions and shares referred to as "broker nonvotes" (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter, such as Proposal Two described below) will be treated as being present for purposes of determining the presence of a quorum but will not constitute a vote cast with respect to any matter. Only shareholders of record at the close of business on March 10, 1999 will be entitled to vote at the meeting.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

  As of February 15, 1999, the following persons and entities were known by the Company to be beneficial owners of more than 5% of the outstanding CDI Stock. The following table shows, as of that date, the number of shares of CDI Stock so owned and the percentage of outstanding CDI Stock represented by the number of shares so owned.

                                              Number of Shares   Percentage of
            Name and Address of                 of CDI Stock      Outstanding
             Beneficial Owner                Owned Beneficially*   CDI Stock
            -------------------              ------------------- -------------
Donald W. Garrison, Lawrence C. Karlson,         5,672,488(1)        29.4%
Joseph A. Teti, Jr. and Barton J. Winokur,
as Trustees of various trusts for the
   benefit of Walter R. Garrison's children
   c/o Paul Wm. Putney, Esquire
   Dechert Price & Rhoads
   4000 Bell Atlantic Tower
   1717 Arch Street
   Philadelphia, PA 19103
Walter R. Garrison                               1,765,105(2)         9.2%
   1717 Arch Street, 35th Floor
   Philadelphia, PA 19103-2768

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.
(1) Each trustee under these trusts has joint voting and investment power with the other trustees with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of the Company own of record and beneficially the number of shares of CDI Stock shown opposite their names on the following table.
(2) Includes 15,259 shares held by Mr. Garrison's wife, 61,988 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the shares held by the various family trusts referred to in this table or 175,000 shares held by The Garrison Foundation or 32,000 shares held by The Garrison Family Foundation. See footnotes (3) and (5) to the following table.

  The following table sets forth, as to each director, director nominee and executive officer of the Company individually and as to all directors, director nominees and executive officers of the Company as a group, the number of shares of CDI Stock owned as of February 1, 1999 and the percentage of outstanding CDI Stock represented by the number of shares so owned.

                                       Number of Shares         Percentage of
                                         of CDI Stock            Outstanding
Name of Individual or Group           Owned Beneficially*         CDI Stock
---------------------------           -------------------       -------------
Walter E. Blankley                           13,175 (1)         Less than .1%
Brian J. Bohling                              8,570 (2)         Less than .1%
John M. Coleman                               2,500             Less than .1%
Walter R. Garrison                        1,773,355 (3)(4)(5)       9.2%
Kay Hahn Harrell                              1,000             Less than .1%
Lawrence C. Karlson                          46,800 (1)(4)           .2%
Allen M. Levantin                            27,175 (6)              .1%
Robert J. Mannarino                          21,438 (7)              .1%
Alan B. Miller                               14,175 (1)         Less than .1%
John D. Sanford                              15,400 (8)         Less than .1%
Joseph R. Seiders                            15,864 (9)         Less than .1%
Mitch Wienick                                93,469 (10)             .5%
Barton J. Winokur                           204,717 (4)(5)(11)      1.1%
All directors, director nominees and
 executive officers as a group (13
 persons)                                 2,242,638 (12)            11.7%

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1) Includes 12,175 shares which Messrs. Blankley, Karlson and Miller each presently has the right to acquire through the exercise of options.

(2) Includes 3,125 shares of restricted stock which are subject to vesting and 5,070 shares which Mr. Bohling presently has the right to acquire through the exercise of options. For more information regarding the vesting terms of the restricted stock and stock options, see below under the caption "Employment Agreement with Brian J. Bohling".

(3) Includes 15,259 shares held by Mr. Garrison's wife, 61,988 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of eleven trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary.

(4) Does not include 5,672,488 shares of CDI Stock held in various trusts created by Walter R. Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Mr. Karlson and Mr. Winokur, are directors of the Company and a third trustee, Donald W. Garrison, is Walter R. Garrison's brother. Walter R. Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

 (5) Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Messrs. Garrison and Winokur, who are directors of the Company. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

 (6) Includes 17,175 shares which Mr. Levantin presently has the right to acquire through the exercise of options.

 (7) Includes 120 shares held by Mr. Mannarino's wife, 5,500 shares of restricted stock which are subject to vesting and 12,000 shares which Mr. Mannarino presently has the right to acquire through the exercise of options. For more information regarding the vesting terms of the restricted stock and stock options, see below under the caption "Employment Agreement with Robert J. Mannarino".

 (8) Includes 4,860 shares of restricted stock which are subject to vesting and 10,000 shares which Mr. Sanford presently has the right to acquire through the exercise of options. For more information regarding the vesting terms of the restricted stock and stock options, see below under the caption "Employment Agreement with John D. Sanford".

 (9) Includes 3,264 shares which Mr. Seiders has the right to acquire, either presently or within 60 days, through the exercise of options.

(10) Includes 24,000 shares of restricted stock which are subject to vesting and 50,000 shares which Mr. Wienick has the right to acquire, within 60 days, through the exercise of options. For more information regarding the vesting terms of the restricted stock and stock options, see below under the caption "Employment Agreement with Mitch Wienick".

(11) Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no beneficial interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(12) If the 5,672,488 shares held in the Garrison family trusts referred to in footnote (4) above, the 175,000 shares held by The Garrison Foundation and the 32,000 shares held by The Garrison Family Foundation were combined with the 2,242,638 shares shown in the table as held by directors, director nominees and executive officers as a group, the total would be 8,122,126 shares or 42.2% of the outstanding CDI Stock.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR the nine nominees below unless authority to do so is withheld. Each of these nominees has been designated by the Board of Directors. Each of the nominees is currently a member of the Board. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the persons named in the accompanying Proxy may vote for, a substitute nominee.

Information About the Nominees

  The following table sets forth information about the nominees for election to the Board of Directors.

                                Director of   Principal Present Position, Business Experience
Name                      Age Company Since** During Past Five Years and Other Directorships
----                      --- --------------- -----------------------------------------------
Walter E. Blankley #(S)    63      1994        Chairman of the Board (since 1993) and Chief
                                               Executive Officer (since 1990) of AMETEK,
                                               Inc., Paoli, PA (manufacturer of air moving
                                               electric motors and precision electronic
                                               instruments); Director of Amcast Industrial
                                               Corporation
John M. Coleman #          49      1998        Private investor and consultant; Former
                                               Senior Vice President and General Counsel of
                                               The Gillette Company, Boston, MA (1997-
                                               1999); Senior Vice President, Law and Public
                                               Affairs of Campbell Soup Company, Camden, NJ
                                               from 1990 to 1997
Walter R. Garrison *+(S)   72      1958        Chairman of the Board of the Company;
                                               Chairman, President and Chief Executive
                                               Officer of the Company from 1961 until April
                                               1997
Kay Hahn Harrell +         58      1998        Chairman and Chief Executive Officer of
                                               Fairmarsh Consulting, St. Simons Island, GA
                                               since 1993; Director of Wheelabrator
                                               Technologies Inc. (1995-1997) and of
                                               Chemical Waste Management Inc. (1993-1996)
Lawrence C. Karlson *(S)   56      1989        Private investor and consultant; Director
                                               and non-executive Chairman of AmeriSource
                                               Health Corporation; Director of Spectra-
                                               Physics Lasers, Inc. and Vlasic Foods
                                               International Inc.
Allen M. Levantin +        66      1989        Retired Chairman and Chief Executive Officer
                                               of Todays Temporary, Inc., now known as
                                               Todays Staffing, Inc., a subsidiary of the
                                               Company (1994-1997)
Alan B. Miller #           61      1994        Chairman of the Board, President and Chief
                                               Executive Officer of Universal Health
                                               Services, Inc., King of Prussia, PA
                                               (hospital management and health care
                                               services) since 1978; Director and Chairman
                                               of the Board of Universal Health Realty
                                               Income Trust; Director of Genesis Health
                                               Ventures Inc. and Penn Mutual Life Insurance
                                               Co.
Mitch Wienick *(S)         50      1997        President and Chief Executive Officer of the
                                               Company since April 1997; President-Consumer
                                               Services, Ameritech Corporation (1995-March
                                               1997); President-Small Business Services,
                                               Ameritech Corporation (1993-1995)
Barton J. Winokur *+       59      1968        Chairman and Partner in the law firm of
                                               Dechert Price & Rhoads, Philadelphia, PA;
                                               Director of AmeriSource Health Corporation

--------
*  Member of the Executive Committee
+  Member of the Audit Committee
#  Member of the Compensation and Stock Option Committee
(S)Member of the Governance Committee

** References to periods served as a director of the Company include periods served as a director of CDI Corporation, the Company's predecessor registrant under the Securities Exchange Act of 1934.

Information About the Board and its Committees

  The Board of Directors of the Company held six meetings during 1998. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, and a Governance Committee (formerly known as the Nominating Committee).

  The Executive Committee has the general authority of the Board, subject to certain limitations, to act on behalf of the Board. This Committee held nine meetings during 1998, and acted on three other occasions by unanimous written consent.

  The Audit Committee reviews with KPMG LLP, the Company's independent auditors, the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors; monitors the independence of the auditors; and reviews the Company's internal accounting controls, practices and policies as well as the Company's internal audit function. The Audit Committee held three meetings during 1998.

  The Compensation and Stock Option Committee is responsible for setting and administering the policies and programs that govern executive compensation (including the Company's stock option plans). This Committee held six meetings during 1998 and acted on five other occasions by unanimous written consent.

  The Governance Committee (formerly known as the Nominating Committee) advises the Company on corporate governance matters, including the evaluation of Board and Board Committee performance. In addition, the Governance Committee provides the Board of Directors with recommendations relating to the selection of new members of the Board. The Committee evaluates possible candidates, assists in attracting qualified candidates and interviews candidates prior to making its recommendations to the Board. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance Committee. The Governance Committee held six meetings during 1998.

Compensation of Directors

  As compensation for a director's service on the Board, each director who is not a full-time employee of the Company or one of its subsidiaries is eligible to receive a retainer fee of $50,000 per year as compensation for the director's service on the Board, with each committee chairman receiving an additional $5,000. Of the retainer fee, $30,000 is paid in the form of Company stock options (having an exercise price equal to the market value of CDI Stock at the time of grant), and the balance is paid in cash in quarterly installments. The number of options is determined each year using a Black-Scholes valuation. However, any director eligible to be paid a retainer fee but whose compensation for service as a director is included in the income of a corporation or partnership of which the director is an employee or partner, is paid the entire retainer fee in cash. In addition to the retainer fee, each eligible director is paid meeting attendance fees of $1,000 for each Board meeting and $500 for each Committee meeting held on a date other than the date of a Board meeting.

  The Company has consulting arrangements with two of its directors, Walter R. Garrison and Lawrence C. Karlson, which resulted in compensation to those directors during 1998.

  In April 1997, in connection with the retirement of Mr. Garrison as President and Chief Executive Officer of the Company, the Company and Mr. Garrison entered into a three-year Consulting Agreement. Mr. Garrison agreed to render up to 60 days of consulting services to the Company during the first year and up to 45 days of consulting services during each of the second and third years. The Consulting Agreement also contains certain covenants restricting Mr. Garrison from competing with the Company and from soliciting the Company's customers or management employees for a period of five years. In consideration for the consulting services and the restrictive covenants, the Company agreed to pay Mr. Garrison $450,000 per year during the three-year consulting term. During 1998, Mr. Garrison earned consulting fees of $450,000.

  Mr. Karlson's arrangement provides for him to furnish consulting services as requested from time to time by the Chief Executive Officer of the Company, for which Mr. Karlson is paid a fee of $4,000 for each eight-hour day that he provides such services and is reimbursed for the expenses that he incurs in connection with providing such services. During 1998, Mr. Karlson earned consulting fees of $63,375.

                      COMPENSATION OF EXECUTIVE OFFICERS

Identification of Executive Officers

  The Board of Directors of the Company annually elects the executive officers of the Company, traditionally at the meeting of the Board immediately following the Annual Meeting of Shareholders. The Company's executive officers during 1998 were:

    Mitch Wienick, President and Chief Executive Officer. For additional information about Mr. Wienick, see the table earlier in this Proxy Statement under the caption "Information about the Nominees".

    Robert J. Mannarino, age 41, has been the Company's Executive Vice President and Chief Operating Officer since August 1997. Prior to joining the Company, Mr. Mannarino was the Chief Operating Officer of the Investment Services Division of Checkfree Corp. (a provider of electronic data processing services). From 1995 to 1996, he was the Chief Operating Officer of Security APL, Inc. (an investment services firm). From 1992 to 1995, he was Division Vice President in the Employer Services Division of Automatic Data Processing Inc.

    John D. Sanford, age 45, has been the Company's Executive Vice President and Chief Financial Officer since November 1997. Prior to joining the Company, he was Senior Vice President and Chief Financial Officer of Waste Management, Inc. (beginning in January 1997). From May 1996 to January 1997, he was Vice President and Treasurer of Waste Management, Inc. From 1993 to January 1997, Mr. Sanford was the Chief Financial Officer of Wheelabrator Technologies Inc., a developer, owner and operator of waste-to-energy facilities.

    Brian J. Bohling, age 38, has been the Company's Senior Vice President, Human Resources since July 1997. Prior to joining the Company, Mr. Bohling was Vice President, Human Resources, Frozen & Specialty Foods, at Campbell Soup Company. From April 1995 to June 1996, he was Director, Human Resources, Meal Enhancement Group at Campbell Soup Company. From 1993 to 1995, Mr. Bohling worked at AlliedSignal, Inc., first as an Area Director, Human Resources, and then as Director, Human Resources, Technology & Operations.

    Joseph R. Seiders, age 50, has been the Company's Senior Vice President and General Counsel since 1987.

Summary Compensation Table

  The following table sets forth certain information regarding the compensation for services to the Company and its subsidiaries during the last three fiscal years which was earned by each person who was an executive officer of the Company during 1998. The five executives who are included in this Summary Compensation Table are referred to in this Proxy Statement as the "Named Executive Officers". Messrs. Wienick, Mannarino and Sanford joined the Company during 1997, so information provided for them for 1997 reflects a partial year and no information is provided for them for 1996. Mr. Bohling and Mr. Seiders first became executive officers of the Company in early 1998, and so no information is provided for them for 1997 or 1996.

                               Annual Compensation         Long-Term Compensation
                               --------------------  ----------------------------------
                                                                                         All Other
   Name and Principal                                Restricted Stock Securities Under- Compensation
        Position          Year Salary($)  Bonus($)     Awards($)(1)   lying Options(#)     ($)(2)
   ------------------     ---- ---------- ---------  ---------------- ----------------- ------------
Mitch Wienick,            1998    500,000    50,000             0                0         58,458
 President and            1997    365,393   303,314     1,061,250          250,000         17,853
 Chief Executive Officer  1996        --        --            --               --             --
 (beginning in April
 1997)

Robert J. Mannarino,      1998    275,000    33,300             0                0         22,489
Executive Vice President  1997    105,776   136,105       231,000           60,000          4,514
 and Chief Operating      1996        --        --            --               --             --
 Officer (beginning in
 August 1997)

John D. Sanford,          1998    265,000    26,000             0                0         15,485
 Executive Vice           1997     35,675    17,931       218,700           50,000          1,009
 President and Chief      1996        --        --            --               --             --
 Financial Officer
 (beginning in November
 1997)

Brian J. Bohling,         1998    225,000    41,850             0                0         19,189
 Senior Vice President,   1997        --        --            --               --             --
 Human Resources          1996        --        --            --               --             --

Joseph R. Seiders,        1998    248,000    23,320             0            1,324         13,921
 Senior Vice President    1997        --        --            --               --             --
 and General Counsel      1996        --        --            --               --             --

--------
(1) As of the end of 1998, the Named Executive Officers owned the following number of restricted shares, with the following values (based on the closing market price per share of CDI Stock on December 31, 1998):

   Executive Officer            Number of Restricted Shares                   Value ($)
   -----------------            ---------------------------                   ---------
   Mr. Wienick                            24,000                               534,343
   Mr. Mannarino                           5,500                               111,031
   Mr. Sanford                             4,860                                98,111
   Mr. Bohling                             3,125                                63,086
   Mr. Seiders                               --                                    --

  The vesting schedules for these restricted shares are described in detail below under the caption "Employment Agreements".

(2) All Other Compensation consisted of Company contributions and allocations to employee benefit plans and bonus programs. Company contributions and allocations were made in 1998 and 1997 to the following employee benefit plans: the Company's qualified Retirement Plan or a nonqualified supplemental arrangement to provide comparable benefits (in 1998, $7,145 to the accounts of each of the Named Executive Officers), the Company's qualified 401(k) plan (in 1998, $400 to the accounts of Messrs. Wienick, Bohling and Seiders) and the Company's non-qualified excess benefit plan (in 1998, $46,739 to the account of Mr. Wienick, $12,569 to the account of Mr. Mannarino, $6,174 to the account of Mr. Sanford, $8,147 to the account of Mr. Bohling and $4,436 to the account of Mr. Seiders).

  In addition, under the Company's Management Stock Purchase Plan ("MSPP"), the Company makes a matching contribution of one MSPP unit for every three MSPP units purchased by the participant on a voluntary basis. Under the MSPP, participants use a portion of their annual bonus awards to purchase MSPP units, each of which corresponds to a participant's right to receive one share of CDI Stock upon the satisfaction of the applicable vesting period. Participants such as the Named Executive Officers who are required to participate in the MSPP Plan automatically have 25% of their annual bonus award withheld on a pre-tax basis to purchase MSPP units. Participants may voluntarily have up to an additional 25% of their annual bonus award withheld on a pre-tax basis to purchase MSPP units. For 1998, the first year of the MSPP, the number of units contributed by the Company to the Named Executive Officers on a matching basis with respect to their voluntary participation was 185 for Mr. Wienick, 123 for Mr. Mannarino, 96 for Mr. Sanford, 155 for Mr. Bohling and 86 for Mr. Seiders. Based on $22.5625, which was the closing price per share of CDI Stock on February 24, 1999, the date that the MSPP units were contributed by the Company, the value of such contributed units was $4,174 for Mr. Wienick, $2,775 for Mr. Mannarino, $2,166 for Mr. Sanford, $3,497 for Mr. Bohling and $1,940 for Mr. Seiders.

Option Grants in Last Fiscal Year

  The following table sets forth information concerning all grants of stock options to the Named Executive Officers during 1998. Of the five executive officers, only Mr. Seiders received stock options during 1998.

                                                                  Potential Realizable
                                                                    Value at Assumed
                                                                 Annual Rates of Stock
                                                                 Price Appreciation for
                                 Individual Grants                  Option Term (2)
                   --------------------------------------------- -----------------------
                                Percent of
                    Number of     Total
                   Securities    Options    Exercise
                   Underlying   Granted to   or Base
                     Options   Employees in   Price   Expiration
   Name            Granted (#) Fiscal Year  ($/Sh)(1)    Date      5% ($)      10% ($)
   ----            ----------- ------------ --------- ---------- ----------- -----------
Joseph R. Seiders   1,324 (3)      0.5%       46.50    02/25/08       38,719      98,120

--------
(1) All options were granted with exercise prices equal to the closing price of CDI Stock on the New York Stock Exchange on the last trading day immediately preceding the date of grant.

(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of CDI Stock or the present or future value of the options.
(3) The options granted to Mr. Seiders are not exercisable until they vest. 20% of the options vest on each of the first five anniversaries of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth information regarding the number of unexercised stock options and the value of unexercised in-the-money stock options at the end of 1998 held by the Named Executive Officers. As indicated by the table, none of the Named Executive Officers exercised any Company stock options during 1998.

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised     In-The-Money Options
                                                    Options at FY-End (#)        at FY-End ($) *
                                                  ------------------------- -------------------------
                     Shares Acquired    Value
       Name          on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
       ----          --------------- ------------ ----------- ------------- ----------- -------------
Mitch Wienick                0             0             0       250,000           0           0
Robert J. Mannarino          0             0        12,000        48,000           0           0
John D. Sanford              0             0        10,000        40,000           0           0
Brian J. Bohling             0             0         5,070         6,630           0           0
Joseph R. Seiders            0             0         3,000         1,324       9,938           0

--------
* The value of each option share is based on the fair market value of CDI Stock on December 31, 1998 ( $20.1875 per share) minus the option exercise price.

Long Term Incentive Plan Awards Table

  The following table sets forth information concerning each award under a Long Term Incentive Plan ("LTIP") made during 1998 to a Named Executive Officer. Of the five executive officers, only Mr. Seiders received an LTIP award during 1998.

                   Number of       Performance or Other Period
   Name              Shares         Until Maturation or Payoff
   ----            --------- ----------------------------------------
Joseph R. Seiders   1,700 *  3-year period ending December 31, 2000 *

--------
* Under this LTIP, known as the Performance Shares Plan, there is a performance goal based on the price of CDI Stock over the three-year period covering 1998, 1999 and 2000. In order for a participant in the Performance Shares Plan to receive his target number of shares (1,700 in the case of Mr. Seiders), the CDI Stock price must outperform the Standard and Poor's 500 Index by two percentage points over the three-year performance period on a compound annual growth rate. If actual performance during the performance period exceeds this performance goal by up to an additional two percentage points, the number of shares of CDI Stock issued to the participant will increase proportionally by up to an additional fifty percent. If actual performance during the performance period falls below this performance goal, participants in the plan will not receive any shares of CDI Stock.

Employment Agreements

  The Company has employment agreements with each of the Named Executive Officers. Following is a summary of the principal terms of those employment agreements.

 Employment Agreement with Mitch Wienick

  In March 1997, the Company entered into an Employment Agreement with Mitch Wienick pursuant to which Mr. Wienick became the Company's President and Chief Executive Officer beginning in April 1997. The initial term of the agreement is three years. The agreement currently provides for the following elements of compensation to Mr. Wienick: (i) a base salary at the rate of $525,000 per year, with annual increases at the discretion of the Board; (ii) an annual cash bonus based on the percentage achievement of pre-determined financial and other goals, with a target bonus of $400,000 (as to the financial goals, the executive can earn up to 180% of his target bonus for significant overachievement of the goal, but will receive no bonus if performance falls below 90% of the goal); (iii) the grant in 1997 of 30,000 restricted shares of CDI Stock, half of which vest over time (3,000 shares on each of the first five anniversaries of the date of his Employment Agreement) and half of which (up to 3,000 shares per year for five years) vest depending on the percentage achievement of the goals applicable to the cash bonus (shares which do not vest are forfeited); and (iv) the grant in 1997 of non-qualified stock options to purchase 250,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($33.25 per share) and having a maximum term of ten years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 50,000 shares on each of the second, third and fourth anniversaries of the date of grant and 100,000 shares on the fifth anniversary of the date of grant. The option shares, as well as the 15,000 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Wienick's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Wienick either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Wienick purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise; provided, however, that as to the purchase of 50,000 of the shares which vest on the fifth anniversary of the date of grant, those shares may not be sold or transferred until the earlier of (a) one year after the date on which the fair market value of CDI Stock has been greater than or equal to $90.00 per share for 180 consecutive days, or
(b) the ninth anniversary of the date of the option grant. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with Robert J. Mannarino

  In August 1997, the Company entered into an Employment Agreement with Robert
J. Mannarino pursuant to which Mr. Mannarino became the Company's Executive Vice President and Chief Operating Officer. The initial term of the agreement expires on December 31, 1999. The agreement currently provides for the following elements of compensation to Mr. Mannarino: (i) a base salary at the rate of $300,000 per year, with annual increases at the discretion of the Company; (ii) an annual cash bonus based on the percentage achievement of pre-determined financial and other goals, with a target bonus of $175,000 (as to the financial goals, the executive can earn up to 180% of his target bonus for significant overachievement of the goal, but will receive no bonus if performance falls below 90% of the goal); (iii) the grant in 1997 of 6,000 restricted shares of CDI Stock, half of which vest over time (500 shares vested on December 31, 1998, 1,000 shares vest on December 31, 1999, 1,000 shares vest on December 31, 2000, and 500 shares vest on December 31, 2001) and half of which vest depending on the percentage achievement of the goals applicable to the cash bonus (up to 500 shares vest based on 1998 performance, up to 1,000 shares vest based on 1999 performance, up to 1,000 shares vest based on 2000 performance, and up to 500 shares vest based on 2001 performance) (shares which do not vest are forfeited); and (iv) the grant in 1997 of non-qualified stock options to purchase 60,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($38.3125 per share) and having a maximum term of seven years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 12,000 shares on each of the first five anniversaries of the date of grant. The option shares, as well as the 3,000 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Mannarino's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Mannarino either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Mannarino purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with John D. Sanford

  In October 1997, the Company entered into an Employment Agreement with John
D. Sanford pursuant to which Mr. Sanford became the Company's Executive Vice President and Chief Financial Officer beginning in November 1997. The initial term of the agreement is three years. The agreement currently provides for the following elements of compensation to Mr. Sanford: (i) a base salary at the rate of $270,000 per year during 1998 and $275,000 per year during 1999; (ii) an annual cash bonus based on the percentage achievement of pre-determined financial and other goals, with a target bonus of $128,000 (as to the financial goals, the executive can earn up to 180% of his target bonus for significant overachievement of the goal, but will receive no bonus if performance falls below 90% of the goal); (iii) the grant in 1997 of 5,400 restricted shares of CDI Stock, half of which vest over time (540 shares vest on the first five anniversaries of November 10, 1997) and half of which vest depending on the percentage achievement of the goals applicable to the cash bonus (a maximum of 540 shares vest based on the performance in each of 1998, 1999, 2000, 2001 and 2002) (shares which do not vest are forfeited); and (iv) the grant in 1997 of non-qualified stock options to purchase 50,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($40.6875 per share) and having a maximum term of ten years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 10,000 shares on each of the first five anniversaries of the date of grant. The option shares, as well as the 2,700 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Sanford's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Sanford either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Sanford purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise. The restricted stock described in
(iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with Brian J. Bohling

  In July 1997, the Company entered into an Employment Agreement with Brian J. Bohling pursuant to which Mr. Bohling became the Company's Senior Vice President, Human Resources. The initial term of the agreement is two years. The agreement currently provides for the following elements of compensation to Mr. Bohling: (i) a base salary at the rate of $236,250 per year, with annual increases at the discretion of the Company; (ii) an annual cash bonus based on the percentage achievement of pre-determined financial and other goals, with a target bonus of $94,500 (as to the financial goals, the executive can earn up to 180% of his target bonus for significant overachievement of the goal, but will receive no bonus if performance falls below 90% of the goal); (iii) the grant in 1997 of 3,500 restricted shares of CDI Stock, half of which vest over time (375 shares vested on December 31, 1998, 875 shares vest on December 31, 1999 and 500 shares vest on December 31, 2000) and half of which vest depending on the percentage achievement of the goals applicable to the cash bonus (up to 375 shares vest based on 1998 performance, up to 875 shares vest based on 1999 performance, and up to 500 shares vest based on 2000 performance) (shares which do not vest are forfeited); and (iv) the grant in 1997 of non-qualified stock options to purchase 11,700 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($41.6875 per share) and having a maximum term of five years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 1,560 shares on December 31, 1997, 3,510 shares on December 31, 1998, 4,030 shares on December 31, 1999, and 2,600 shares on December 31, 2000. The option shares, as well as the 1,750 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Bohling's employment terminates: (a) following a change in control of the Company, (b) if such termination is by the Company without cause, or (c) voluntarily by Mr. Bohling if he is assigned duties materially inconsistent with his previous duties or if his place of employment is moved outside the Philadelphia metropolitan area or if Mr. Wienick involuntarily ceases to be the Chief Executive Officer of the Company. Whenever Mr. Bohling purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with Joseph R. Seiders

  Mr. Seiders' current employment agreement, which was entered into in 1998, provides for a base salary at the rate of $248,000 per year and states that he is eligible to receive a cash bonus pursuant to the Company's annual bonus program for senior managers. Mr. Seiders' 1998 target bonus was set at $62,000 (and he was awarded $23,320). For 1999, Mr. Seiders' base salary has been increased to $255,440 and his target bonus has been increased to $63,900. The term of Mr. Seiders' employment continues until terminated by the Company or him pursuant to his employment agreement.

Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation

  The primary objective of the Company's executive compensation program is to help the Company in attracting and retaining talented and entrepreneurial executives through pay programs that reward the achievement of both short-term and long-term business results. To attain this objective, the Committee believes that a substantial portion of the compensation paid to the Company's executives should be at risk and dependent upon the Company's performance. The Company's executive compensation program reflects this philosophy through the use of four components: (1) base salary, (2) annual cash bonuses, (3) restricted stock or performance shares, and (4) stock options.

  The Committee's objective is to establish base salaries and annual cash bonuses for the Company's executives at roughly the median levels paid to executives with similar responsibilities at comparable companies. For this purpose, comparisons are made to companies in the same businesses as the Company (generally the same companies which comprise the peer group in the "Comparative Stock Performance" section of this Proxy Statement), companies of comparable size in service businesses and companies of comparable size regardless of the nature of their business. The Committee retains the services of an independent outside consultant to help in determining median competitive compensation levels. Annual bonuses, restricted stock or performance shares, and stock options each represent variable compensation elements that are at risk because they are tied to corporate business results. While annual incentives reward short-term business results and individual performance, long-term incentives such as restricted stock and stock options recognize sustained corporate-wide results. When the Company's performance exceeds targeted levels, these variable pay programs will provide above-average total compensation (as compared to the levels paid to executives with similar responsibilities at comparable companies, as described earlier in this paragraph). When performance falls short of the target, compensation levels are expected to be below average.

 1998 Compensation to the Chief Executive Officer and the other Named Executive Officers

  Of the five Named Executive Officers, four joined the Company during 1997. Upon joining the Company, each of them was given meaningful grants of stock options and restricted stock in order to align their compensation with the interests of shareholders and to provide rewards based on the Company's long-term performance. In light of these grants in 1997, no additional stock options or shares of restricted stock were awarded to the four executives during 1998. The fifth Named Executive Officer, Mr. Seiders, is a long-time Company officer, and his compensation package during 1998 was consistent with the compensation program established at the end of 1997 for senior management employees of the Company. This explains why, during 1998, Mr. Seiders was the only Named Executive Officer to receive stock options and performance shares.

  The base salaries paid in 1998 to the Company's Chief Executive Officer and the other Named Executive Officers were as provided in their respective employment agreements, which are described earlier in this Proxy Statement under the caption "Employment Agreements."

  The 1998 cash bonus plan for the Chief Executive Officer was based on the achievement of pre-determined financial goals. The 1998 financial goals consisted of achieving targeted levels of revenue growth, operating profit and earnings per share which were established in the Company's operational plan. Because the Company's 1998 performance fell below the established financial objectives, no award was earned by the Chief Executive Officer under his bonus plan. However, the Committee approved a discretionary award payment to Mr. Wienick in the amount of $50,000 (10% of his maximum 1998 bonus). This discretionary award was granted to recognize the achievement of important non-financial accomplishments in 1998, including strategic actions implemented to position the Company for improved future financial performance. Among those strategic actions were restructuring and refocusing the Company's technical services and information technology services businesses as well as changing and revitalizing the leadership of a number of the Company's significant operating units.

  Bonuses for the remaining Named Executive Officers were based on both financial and non-financial goals. The financial goals were not achieved last year and the non-financial goals were partially achieved. As a result, awards to the other Named Executive Officers under the bonus plan in 1998 were substantially below the targeted levels.

 Changes to the Annual Bonus Plan for 1999

  For 1999, the Committee has approved certain modifications to the annual bonus plan for the Named Executive Officers and other management employees. Under the revised plan, 80% of the annual bonus award will be based on performance against financial objectives, with the remaining 20% based on performance against non-financial goals. For the Named Executive Officers, the financial measures are revenue growth, operating profit, earnings per share against target level, and annual earnings per share growth as measured against a group of peer companies which are largely the same as, but not identical to, the list of peer companies identified below in the "Comparative Stock Performance" section of this Proxy Statement.

  In order to encourage and reward superior performance, and to maintain the competitiveness of the Company's incentive award levels, target bonus amounts (which would be earned for 100% achievement of the objectives) for the four Named Executive Officers who joined the Company during 1997 were decreased from their prior levels, but the maximum possible bonus amounts, which would be earned for performance which substantially exceeds the goals, were increased. In addition, under the 1999 bonus plan, the bonuses fall sharply for performance below the goals, becoming zero for performance below 90% of the goal. This approach, which represents a change for the four Named Executive Officers who joined the Company in 1997, conforms their bonus program with that which applies to other senior management employees throughout the Company. Details regarding the new bonus amounts for the Named Executive Officers are set forth above in this Proxy Statement in the "Employment Agreements" section.

 Section 162(m) - The $1 Million Cap on the Deductibility of Executive Compensation

  The Committee has continued to monitor the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain compensation in excess of $1 million per year that is paid to the Named Executive Officers. Compensation paid to the Company's executive officers for fiscal 1998 did not exceed the $1 million limit per covered officer.

  It is the Committee's present intention that executive compensation arrangements be structured so as to be entirely deductible. The Section 162(m) regulations provide an exemption for "qualified performance-based compensation". In recent years, the Board has worked to ensure that the Company's stock option plans satisfy the requirements for a "performance-based" stock option plan under the Section 162(m) regulations so that any compensation to executive officers under those plans (including the stock options presently held by the Named Executive Officers) would be exempt from the deductibility limitation. Furthermore, to satisfy the "performance-based" exemption, certain elements of the Chief Executive Officer's compensation package were submitted to, and approved by, the shareholders of the Company in 1997.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE:

                                           Walter E. Blankley, Chairman John
                                           M. Coleman Alan B. Miller

Compensation Committee Interlocks and Insider Participation

  The Compensation and Stock Option Committee consists of Walter E. Blankley, John M. Coleman and Alan B. Miller, none of whom is or has been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 1998.

Comparative Stock Performance

  The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1993 and the reinvestment of any dividends) for the last five fiscal years on (a) CDI Stock, (b) the Standard & Poor's (S&P) 500 Index, and (c) a peer group index. The peer group selected by the Company consists of the following companies: (i) Alternative Resources Corp., Butler International Inc., Computer Horizons Corp., Computer Task Group Inc., Interim Services Inc., Keane Inc., Kelly Services, Inc., Manpower Inc., Modis Professional Services, Inc. (formerly, AccuStaff Inc.), Norrell Corp., Olsten Corporation, Robert Half International Inc. and Volt Information Sciences, Inc., all of which are in the staffing business; and
(ii) Jacobs Engineering Group, Inc. and Stone & Webster, Inc., both of which are in the engineering, design and construction business. While the latter two companies often work on projects significantly larger in size than does the Company in its engineering and design business and only occasionally compete directly with the Company, the Company believes that its in-house engineering businesses and those companies share various important business characteristics.

[A line graph showing the comparison between the stock performance of CDI Stock, the peer group and the S&P 500 is in this position in the printed proxy statement.]

                                 Year Ended December 31
               --------------------------------------------------------------------------
               1993        1994          1995          1996          1997          1998
               ----       -------       -------       -------       -------       -------
CDI Stock      $100       $159.00       $144.00       $227.00       $366.00       $161.50
S&P 500         100        101.32        139.40        171.40        228.59        293.91
Peer Group      100        125.46        165.04        196.79        271.78        229.72

                        CERTAIN BUSINESS RELATIONSHIPS

  Dechert Price & Rhoads performed legal services for the Company during 1998. Barton J. Winokur, a director of the Company, is the Chairman and a partner of Dechert Price & Rhoads.

                                 PROPOSAL TWO

                             SHAREHOLDER PROPOSAL

  Ronald G. Ditmars, Jr. of 777 Berkeley Avenue, Plainfield, New Jersey 07062, the owner of 50 shares of CDI Stock, has submitted the following proposal for consideration and action by the shareholders of the Company at the 1999 Annual
Meeting:

    "In order to increase shareholder value, it is recommended that the company should immediately move to sell its temporary help subsidiary, Todays Staffing, Inc., and that the proceeds of the sale be reinvested in the company's core business or be distributed to shareholders."

  The Board of Directors is strongly opposed to this proposal. The principal business of Todays Staffing, Inc. ("Todays") is to provide clerical, secretarial, office support, legal and financial personnel to customers on a temporary basis. In 1998, Todays had revenues of $209 million, representing 14% of the Company's total revenues, and produced operating profits of $14 million, representing 18% of CDI Corp.'s consolidated operating profits. During the past five years, revenues from Todays have grown at a compound rate of 15% per year, and operating profits generated by Todays have grown at a compound rate of 29% per year.

  The Board believes that, in addition to being a major contributor to the Company's revenues and earnings, Todays is a strategic asset to the Company, filling an important niche in the broad array of staffing services provided by the Company's various operating units, and producing valuable cross-selling and marketing opportunities with the other staffing businesses that are part of the Company. This is particularly important to a number of CDI's Fortune 100 customers who look to the Company for complete staffing solutions, which include the provision of clerical, technical and professional personnel. The Board believes that selling Todays would not be in the best interests of the Company or its shareholders.

The Board of Directors recommends that you vote "AGAINST" Proposal Two for the reasons indicated above.

  The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote AGAINST approval of Proposal Two unless a contrary choice is specified.

                             INDEPENDENT AUDITORS

  The Company's independent auditors have been KPMG LLP and it is expected that they will continue in that capacity for the current year. A representative of KPMG LLP will be present at the meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may come before the meeting. However, if any such matter should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment on such matter.

                         FUTURE SHAREHOLDER PROPOSALS

  Shareholders of the Company are entitled to submit proposals for inclusion in the Company's 2000 Proxy Statement, to be considered for action at the 2000 Annual Meeting of Shareholders. Proposals so submitted must be received by the Company at its principal executive offices no later than December 7, 1999 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. With respect to a shareholder proposal that is not included in the Company's 2000 Proxy Statement but which properly comes before the 2000 Annual Meeting of Shareholders, if the Company does not receive notice of such proposal at its principal executive offices by February 20, 2000, then the proxy solicited by the Board for the 2000 Annual Meeting of Shareholders may confer discretionary authority with respect to such proposal.

                                          By Order of the Board of Directors

                                                          /s/ Joseph R. Seiders

                                          JOSEPH R. SEIDERS, Secretary

Dated: April 5, 1999
Philadelphia, Pennsylvania

PROXY
                                   CDI CORP.
                         1717 ARCH STREET, 35TH FLOOR
                          PHILADELPHIA, PA 19103-2768

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the undersigned on March 10, 1999, at CDI Corp.'s annual meeting of shareholders to be held on April 29, 1999, or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Proxy Statement dated April 5, 1999 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of CDI Corp. gives notice of such revocation.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NINE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND AGAINST PROPOSAL TWO, WHICH IS A SHAREHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.


                                  (Continued and to be signed on the other side)


                           /\FOLD AND DETACH HERE/\



                               [CDI CORP. LOGO]

=====================================================   Please mark     =====
                                                        your votes as     X
                                                        indicated in    =====
                                                        this example



=====================================================

PROPOSAL 1  -  ELECTION OF DIRECTORS
 The nominees are:
  Walter E. Blankley
  John M. Coleman
  Walter R. Garrison
  Kay Hahn Harrell
  Lawrence C. Karlson              WITHHOLD
  Allen M. Levantin       FOR      FOR ALL
  Alan B. Miller          [_]        [_]
  Mitch Wienick
  Barton J. Winokur

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)
_____________________________________________________

PROPOSAL 2 - A shareholder proposal recommending the sale of the Company's subsidiary, Todays Staffing, Inc.,as described in the Proxy Statement.

               FOR                AGAINST               ABSTAIN
               [_]                  [_]                   [_]

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

Signature ________________  Signature  ________________  Dated  ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

                           /\FOLD AND DETACH HERE/\



                                      CDI
                                     CORP.
                                    [logo]

               YOUR VOTE IS IMPORTANT TO US.  PLEASE COMPLETE,
               DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT
               PROMPTLY IN THE ACCOMPANYING ENVELOPE.